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                                                                   EXHIBIT 23

                         CONSENT OF INDEPENDENT AUDITORS


         We consent to the incorporation by reference in the Registration Statement (Form S-8 dated March 7, 2001) pertaining to the Aeroquip-Vickers Savings and Profit-Sharing Plan of Eaton Corporation of our reports (a) dated January 19, 2001, with respect to the consolidated financial statements of Eaton Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2000 and (b) dated June 9, 2000, with respect to the financial statements and schedules of the Aeroquip-Vickers Savings and Profit-Sharing Plan included in the Plan's Annual Report (Form 11-K) for the year ended December 31, 1999, both filed with the Securities and Exchange Commission.




                                                    /s/ ERNST & YOUNG LLP


Cleveland, Ohio
March 5, 2001